UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   Form 12b-25

                           NOTIFICATION OF LATE FILING

                                                             OMB APPROVAL
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                                                      OMB Number: 3235-0058
                                                      Expires: January 31, 2005
                                                      SEC File Number: 000-25312
                                                      CUSIP Number: 855906103
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(Check One) [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q

For Period Ended: April 30, 2003
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: _________________

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      Nothing in this form shall be construed to imply that the Commission has verified any information -contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.


PART I - REGISTRANT INFORMATION

Startech Environmental Corp.
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Full Name of Registrant


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Former Name if Applicable

15 Old Danbury Road, Suite 203
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Address of Principle Executive Office (Street and Number)

Wilton, CT  06897
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City, State and Zip Code

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PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and registrant seeks relief pursuant to rule 12b-5(b), the follow should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject quarterly report on Form 10-Q will be filed on or before the fifth calendar day following the prescribed due date.


PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-Q could not be filed within the prescribed time period.

On June 12, 2003 Joseph Longo a shareholder filed a form Prec14A, a preliminary proxy statement in connection with the solicitation of proxies by Mr. Longo for use at a special shareholder meeting of shareholders called by Mr. Longo for Wednesday July 16, 2003. The reason for the extension of time for our 10-Q filing is to address the potential financial impact this may cause on the company and its resources which will directly impact the Management Discussions and Analysis and liquidity section of our 10-Q.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regards to this notification.

     Robert DeRochie                 203                         762-2499
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     (Name)                      (Area Code)                (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify reports. [X] Yes [ ] No

(3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narrative and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.

                          Startech Environmental Corp.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on it behalf by the undersigned hereunto duly authorized.

Date: June 16, 2003                             By: /S/ Robert L. DeRochie
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                                                Robert L. DeRochie
                                                VP & CFO

INSTRUCTIONS: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed small beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other then an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.